EXHIBIT 99.1

Spectrum Pharmaceuticals Announces Initiation of Phase 3 Registrational

Trial of Satraplatin in Hormone-Refractory Prostate Cancer

Dosing of first patient triggers $2 million milestone from GPC Biotech AG to Spectrum

IRVINE, CA, September 29, 2003 – Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) and GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX 30) today announced that the first patient has been dosed in the satraplatin Phase 3 registrational trial.

The multicenter, global, randomized study has been named SPARC (Satraplatin and Prednisone Against Refractory Cancer) and is evaluating satraplatin plus prednisone versus prednisone alone as a second-line chemotherapy regimen for treating patients with hormone-refractory prostate cancer (HRPC). The primary endpoint of the trial is the time to disease progression. The study’s objectives also include the evaluation of pain control and survival, as well as an assessment of drug safety in this patient population. The first patient dosing triggers payments by GPC Biotech AG, co-developer of satraplatin, to Spectrum Pharmaceuticals, Inc., of $1 million in cash plus a $1 million equity investment.

“We are pleased to have been able to initiate the Phase 3 registrational study so quickly after receiving clearance from the FDA to proceed with the trial,” said Marcel Rozencweig, M.D., Senior Vice President, Drug Development of GPC Biotech, and Chairman of the Satraplatin Joint Development Committee. “We are working closely with the clinical sites to continue recruiting patients as rapidly as possible. We expect over 100 sites worldwide to enroll patients into this study.”

Prostate cancer is the most common cancer among men in the U.S. Over 220,000 new cases are projected for 2003, and an estimated one in six men is expected to develop prostate cancer in his lifetime. An estimated 100,000 patients in North America, Europe and Japan combined have hormone-refractory prostate cancer. For those patients failing hormone therapy, treatment currently involves a limited number of options, including chemotherapy. These options are usually only marginally effective. For those patients who fail first-line chemotherapy, there are currently no approved treatment regimens.

About Satraplatin

Satraplatin is a member of the platinum family of compounds, but unlike platinum compounds currently on the market, satraplatin is orally administered. A registrational Phase 3 trial for satraplatin in HRPC has now been initiated following successful completion of a Special Protocol Assessment (SPA) by the FDA. Additionally, the FDA has recently granted fast track designation to satraplatin as a second-line chemotherapy treatment for patients with HRPC. Positive results from a randomized, 50-patient study in HRPC were recently presented at the ASCO Annual Meeting in June 2003. These data demonstrated statistical significance in time to disease progression, doubling progression-free survival in the satraplatin-treated group vs. control group. Additionally, Phase 2 trials have been successfully completed in HRPC, as well as in other tumor types, including ovarian and small-cell lung cancer. Further information on satraplatin can be found in the Product section of the Company’s Web site at www.spectrumpharm.com.

Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

Contact:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247